SCHEDULE 14A INFORMATION
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JACK HENRY & ASSOCIATES, INC.
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JACK HENRY & ASSOCIATES, INC.
663 Highway 60, P.O. Box 807
Monett, Missouri 65708

NOTICE OF 2013 ANNUAL MEETING OF STOCKHOLDERS

TO THE STOCKHOLDERS OF JACK HENRY & ASSOCIATES, INC.:

PLEASE TAKE NOTICE that the 2013 Annual Meeting of Stockholders of Jack Henry & Associates, Inc., a Delaware corporation, will be held in the Company’s Executive Conference Center, lower level (Building J-7) at the Company Headquarters, 663 Highway 60, Monett, Missouri, on Wednesday, November 13, 2013, 11:00 a.m. local time, for the following purposes:

(1)	To elect eight (8) directors to serve until the 2014 Annual Meeting of Stockholders;

(2)	To approve the compensation of our named executive officers;

(3)	To ratify the selection of the Company’s independent registered public accounting firm; and

(4)	To transact such other business as may properly come before the Annual Meeting and any adjournments thereof.

The close of business on September 19, 2013, has been fixed as the record date for the Annual Meeting. Only stockholders of record as of that date will be entitled to notice of and to vote at said meeting and any adjournment or postponement thereof.

The accompanying form of Proxy is solicited by the Board of Directors of the Company. The attached Proxy Statement contains further information with respect to the business to be transacted at the Annual Meeting.

ALL STOCKHOLDERS ARE INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND, PLEASE DATE AND SIGN THE ENCLOSED PROXY. IF YOU DECIDE TO ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON.

By Order of the Board of Directors

/s/ Robert T. Schendel
Secretary

Monett, Missouri
October 3, 2013

TABLE OF CONTENTS

Voting	1

Stock Ownership of Certain Stockholders	2

Election of Directors (Proposal 1)	4

Corporate Governance	8

Certain Relationships and Related Transactions	12

Section 16(a) Beneficial Ownership Reporting Compliance	13

Audit Committee Report	13

Executive Officers and Significant Employees	14

Compensation Committee Report	15

Compensation Discussion and Analysis	15

Compensation and Risk	23

Executive Compensation	24

Equity Compensation Plan Information	28

Advisory Vote on Executive Compensation (Proposal 2)	28

Ratification of the Selection of the Company's Independent Registered Public Accounting Firm (Proposal 3)	29

Stockholder Proposals	30

Cost of Solicitation and Proxies	31

Financial Statements	31

Other Matters	31

JACK HENRY & ASSOCIATES, INC.
663 Highway 60, P.O. Box 807
Monett, Missouri 65708

PROXY STATEMENT
FOR THE 2013 ANNUAL MEETING OF STOCKHOLDERS
To Be Held Wednesday, November 13, 2013

This Proxy Statement and the enclosed proxy card (the Proxy) are furnished to the stockholders of Jack Henry & Associates, Inc., a Delaware corporation (the Company), in connection with the solicitation of Proxies by the Company’s Board of Directors for use at the 2013 Annual Meeting of Stockholders, and any adjournment or postponement thereof (the Annual Meeting), to be held in the Company’s Executive Conference Center, lower level (Building J-7) at the Company headquarters, 663 Highway 60, Monett, Missouri, at 11:00 a.m. local time, on Wednesday, November 13, 2013. The mailing of this Proxy Statement, the Proxy, the Notice of Annual Meeting and the accompanying 2013 Annual Report to Stockholders is expected to commence on or about October 3, 2013.

The Board of Directors does not intend to bring any matters before the Annual Meeting except those indicated in the Notice and does not know of any matter which anyone else proposes to present for action at the Annual Meeting. If any other matters properly come before the Annual Meeting, however, the persons named in the accompanying form of Proxy, or their duly constituted substitutes, acting at the Annual Meeting, will be deemed authorized to vote or otherwise to act thereon in accordance with their judgment on such matters.

If the enclosed Proxy is properly executed and returned prior to voting at the Annual Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon.

Any stockholder executing a Proxy retains the power to revoke it at any time prior to the voting of the Proxy. It may be revoked by a stockholder personally appearing at the Annual Meeting and casting a contrary vote, by filing an instrument of revocation with the Secretary of the Company, or by the presentation at the Annual Meeting of a duly executed later dated Proxy.

VOTING

At the 2013 Annual Meeting, Stockholders will consider and vote upon:

(1)	The election of eight (8) directors;

(2)	Approval of the compensation of our named executive officers;

(3)	Ratification of the selection of Deloitte & Touche, LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2014; and

(4)	Such other matters as may properly come before the Annual Meeting.

Only stockholders of record at the close of business on September 19, 2013, the record date for the Annual Meeting, are entitled to notice of and to vote at such meeting.

The Company’s authorized capital stock currently consists of 250,000,000 shares of common stock, par value $.01 per share (the Common Stock), and 500,000 shares of preferred stock, par value $1.00 per share (the Preferred Stock). As of September

12, 2013, there were 85,422,138 shares of Common Stock outstanding and no shares of Preferred Stock outstanding. At such date, our executive officers and directors were entitled to vote, or to direct the voting of, shares of Common Stock representing 1.1% of the shares entitled to vote at the 2013 Annual Meeting. Unless otherwise specified, all share numbers and other share data have been adjusted to reflect all prior stock splits.

All shares represented by Proxy and all Proxies solicited hereunder will be voted in accordance with the specifications made by the stockholders executing such Proxies. If a stockholder does not specify how a Proxy is to be voted, the shares represented thereby will be voted: (1) FOR the election as directors of the eight (8) persons nominated by the Board of Directors; (2) FOR approval of the compensation of our named executive officers; (3) FOR ratification of the selection of the Company’s independent registered public accounting firm; and (4) upon other matters that may properly come before the Annual Meeting, in accordance with the discretion of the persons to whom the Proxy is granted.

Each share of our Common Stock outstanding on the record date will be entitled to one vote on each matter.

In an uncontested election, a Director nominee must be elected by a majority of the votes cast, in person or by proxy, regarding the election of that Director nominee. A “majority of the votes cast” for the purposes of Director elections means that the number of votes cast “For” a Director nominee’s election exceeds the number of votes cast as “Withhold” for that particular Director nominee. If an incumbent Director is not re-elected in an uncontested election and no successor is elected at the same meeting, the Company’s Corporate Governance Guidelines require that such Director must offer to tender his or her resignation to the Board.

In a contested election, which occurs when the number of Director nominees exceeds the number of open seats on the Board, Director nominees will be elected by a plurality of the shares represented in person or by proxy at the meeting. A “plurality” means that the open seats on the Board will be filled by those Director nominees who received the most affirmative votes, regardless of whether those Director nominees received a majority of the votes cast with respect to their election.

At the Annual Meeting, the election of Directors is considered to be uncontested because we have not been notified of any other nominees as required by our Restated and Amended Bylaws. To be elected, each Director nominee must receive a majority of votes cast regarding that nominee. Abstentions and broker non-votes will have no effect on the election of Directors.

The advisory votes with respect to the compensation of our named executive officers and the ratification of the selection of the Company’s independent registered public accounting firm will require the affirmative vote of a majority of the shares of Common Stock present at the Annual Meeting in person or by proxy and entitled to vote.

Abstentions and broker non-votes will have no effect on the election of Directors. For the purpose of determining whether the stockholders have approved matters other than the election of directors, abstentions are treated as shares present or represented and voting, so abstaining has the same effect as a negative vote. Shares held by brokers that do not have discretionary authority to vote on a particular matter and that have not received voting instructions from their customers are not counted or deemed to be present or represented for the purpose of determining whether stockholders have approved that matter, but they are counted as present for the purpose of determining the existence of a quorum at the annual meeting. Please note that banks and brokers that have not received voting instructions from their clients cannot vote on their clients’ behalf on “non-routine” proposals.

STOCK OWNERSHIP OF CERTAIN STOCKHOLDERS

The following table sets forth information as of September 12, 2013, concerning the equity ownership of (a) those individuals who are known to be the beneficial owners, as defined in Rule 13d-3 of the Securities Exchange Act of 1934, of 5% or more of the Company’s Common Stock, (b) the directors, (c) the executive officers named in the Summary Compensation Table and (d) all of our directors and executive officers as a group:

Title of Class	Beneficial Owner	Number of Shares Beneficially Owned (1)	Percentage of Shares Outstanding (1)
$.01 par value Common Stock	The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	5,170,498 (2)	6.1%
	JPMorgan Chase & Co. 270 Park Ave New York, NY 10017	4,861,675 (3)	5.7%
	BlackRock Inc. 40 East 52nd St New York, NY 10022	4,646,340 (4)	5.4%
	Kayne Anderson Rudnick Investment Management, LLC 1800 Avenue of the Stars, 2nd Flr. Los Angeles, CA 90067	4,379,405 (5)	5.1%
	Tony L. Wormington	579,986 (6)	*
	John F. Prim	144,724 (7)	*
	Wesley A. Brown	115,600 (8)	*
	Kevin D. Williams	72,182 (9)	*
	Marla K. Shepard	46,200 (10)	*
	Matthew C. Flanigan	43,600 (11)	*
	Mark S. Forbis	25,882 (12)	*
	Thomas A Wimsett	10,600 (13)	*
	Thomas H. Wilson, Jr.	8,700 (14)	*
	Jacque R. Fiegel	5,808 (15)	*
	Laura G. Kelly	439 (16)	*
	All directors and executive officers as a group (11 persons)	1,053,721 (17)	1.2%

* Less than 1%

(1)
Information is set forth as of September 12, 2013. The persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, except as noted below. With respect to shares held in the Company’s 401(k) Plan (the “Retirement Plan”), a participant has the right to direct the disposition of shares allocated to his account. With respect to restricted shares, the executive officers have sole voting power but have no investment or dispositive power until the restrictions lapse.

(2)	According to a Schedule 13G/A filed February 11, 2013, The Vanguard Group, Inc. has shared dispositive power with respect to 59,824 shares, and sole dispositive power with respect to 5,110,674 shares.

(3)	According to a Schedule 13G filed January 24, 2013, JPMorgan Chase & Co has shared dispositive power with respect to 245,736 shares, and sole dispositive power with respect to 4,613,139 shares.

(4)	According to a Schedule 13G/A filed February 12, 2013, BlackRock Inc. has sole voting and dispositive power with respect to 4,646,340 shares.

(5)	According to a Schedule 13G filed February 6, 2013, Kayne Anderson Rudnick Investment Management LLC has sole voting and dispositive power with respect to 4,379,405 shares.

(6)	Includes 43,293 shares held in the Retirement Plan for Mr. Wormington’s account and 9,518 restricted shares.

(7)	Includes 24,286 shares held in the Retirement Plan for Mr. Prim’s account and 11,552 restricted shares.

(8)	Includes 50,000 shares that are currently acquirable by exercise of outstanding stock options and 8,400 restricted shares.

(9)	Includes 10,011 shares held in the Retirement Plan for Mr. Williams’s account and 8,581 restricted shares.
(10) Includes 30,000 shares that are currently acquirable by exercise of outstanding stock options and 8,400 restricted shares.

(11)	Includes 30,000 shares that are currently acquirable by exercise of outstanding stock options and 8,400 restricted shares.
(12) Includes 13,547 shares held in the Retirement Plan for Mr. Forbis’s account, and 2,082 restricted shares.
(13) Includes 5,134 restricted shares.
(14) Includes 6,534 restricted shares.
(15) Includes 5,134 restricted shares.
(16) All are restricted shares.

(17)
Includes 110,000 shares that are currently acquirable under outstanding stock options, 91,137 shares held in the Retirement Plan for the accounts of the executive officers and 74,174 restricted shares held by executive officers and directors.

PROPOSAL 1
ELECTION OF DIRECTORS

Procedure
At the meeting, the stockholders will elect eight (8) directors to hold office for one-year terms ending at the 2014 Annual Meeting of Stockholders or until their successors are elected and qualified. The Board of Directors has nominated the Company’s eight (8) current directors for reelection at the Annual Meeting.

The stockholders are entitled to one vote per share on each matter submitted to vote at any meeting of the Stockholders. Unless contrary instructions are given, the persons named in the enclosed Proxy or their substitutes will vote “FOR” the election of the nominees named below.

Each of the nominees has consented to serve as director. However, if any nominee at the time of election is unable to serve or is otherwise unavailable for election, and as a result other nominees are designated by the Board of Directors, the persons named in the enclosed Proxy or their substitutes intend to vote for the election of such designated nominees.

Director Qualifications and Selection
Under the Company’s Corporate Governance Guidelines, the Governance Committee is charged with the responsibility for determining the appropriate skills and characteristics required of Board members and are to consider such factors as experience, strength of character, maturity of judgment, technical skills, diversity, and age in assessing the needs of the Board. The Guidelines specify that a majority of the members shall qualify as independent under applicable NASDAQ listing standards. While the term “diversity” is not specifically defined in the Guidelines and there is no formal policy regarding application of the term, it has been the practice of the Governance Committee to apply the term broadly, resulting in Board composition over the years that has reflected diversity in race, sex and age, as well as diversity in business experience and in representation of the markets served by the Company.

While the Company has a nomination policy by which stockholders may recommend to the Governance Committee certain prospective directors for consideration (See “Corporate Governance - Nomination Policy,” below), to date no such recommendation has ever been received. If such a recommendation is received in the future, it will be evaluated in the same manner as any other recommendation to the Governance Committee. Prior to 2013, the Governance Committee nomination process was informal and consisted of members of the Committee soliciting suggestions of possible candidates from other Board members and management, contacting candidates to determine interest level, and in-person interviews to determine “fit.” In 2013, the Governance Committee retained Korn/Ferry International to aid the Committee in identifying and recruiting appropriate Board candidates and implemented a more formal process of screening of recommendations, followed by telephone and in-person interviews, background checks and Governance Committee evaluation and nomination. Our newest director Laura Kelly was first identified as a director candidate by Korn/Ferry. The Governance Committee will in the future continue to use a mix of formal and informal processes to identify appropriate candidates for the Board.

Nominees for Election
The nominees for re-election as directors of the Company, as well as certain information about them, are as follows:

Name	Position with Company	Director Since
John F. Prim	Chairman and Chief Executive Officer	2007
Matthew C. Flanigan	Vice Chairman and Lead Director	2007
Wesley A. Brown	Director	2005
Marla K. Shepard	Director	2007
Thomas H. Wilson, Jr.	Director	2012
Jacque R. Fiegel	Director	2012
Thomas A. Wimsett	Director	2012
Laura G. Kelly	Director	2013

The following information relating to the Company’s directors and nominees for director, all of whom are United States citizens, is with respect to their principal occupations, business experience and positions during the past five years, as well as the specific experiences, qualifications, attributes and skills that led to the conclusion that they should serve as directors of the Company:

John F. Prim, age 58, Chairman and Chief Executive Officer. Mr. Prim was appointed Chairman of the Board on August 24, 2012 and has served as Chief Executive Officer since 2004. He served as President from January 2003 to July 2004 and as Chief Operating Officer from July 2001 to January 2003. Mr. Prim joined the Company in 1995 as part of the acquisition of the Liberty division of Broadway & Seymour, Inc. He previously served as General Manager of the Company’s E-Services and OutLink Services Divisions. Mr. Prim has been a director since 2007. Mr. Prim has spent his whole career in our industry, starting as a sales representative for Burroughs Corporation selling products and services to banks and thrifts before joining Broadway & Seymour’s community banking unit in 1985, where he served in a number of positions including National Sales Manager. His broad experience in the industry in both operations and sales, as well as his extensive successful experience in various management roles at Jack Henry & Associates, led to his appointment as CEO in 2004, and these same factors informed the decision to appoint him to the Board in 2007 and name him Chairman in 2012. Mr. Prim earned a Master’s in Business Administration degree in 1985 from Queens University in Charlotte, N.C.

Matthew C. Flanigan, age 51, Vice Chairman and Lead Director. Mr. Flanigan, a director of the Company since his appointment in 2007, is Executive Vice President, Chief Financial Officer and a director of Leggett & Platt, Incorporated. Headquartered in Carthage, Missouri, Leggett & Platt is a leading manufacturer of spring components and other products for furniture, bedding, automobiles and other consumer products. Mr. Flanigan was appointed Senior Vice President in 2005 and became Chief Financial Officer in 2003. From 1999 until 2003, he served as President of the Office Furniture and Plastics Components Groups of Leggett & Platt. Prior to joining Leggett & Platt in 1997, Mr. Flanigan was employed in the banking industry for 13 years, the last 10 of which as executive manager for Societe Generale S.A. in Dallas, the largest non-U.S. lending institution in the Southwestern United States at that time. Mr. Flanigan brings to our Board expertise in banking and in finance, risk and compliance functions as well as a unique perspective coming from his wide experience at a large, global S&P 500 manufacturer. Mr. Flanigan was appointed “Lead Director” by the independent directors in 2012.

Wesley A. Brown, age 59, Director. Mr. Brown, a director of the Company since his appointment in 2005, is a co-founder and Managing Director of St. Charles Capital, LLC in Denver, Colorado, where he also served as its first President and Compliance Officer. At St. Charles Capital, Mr. Brown specializes in merger transactions and financings for financial institutions, completing over 125 transactions totaling in excess of $3.5 billion over his career. His connections with and to the community banking industry in the Rocky Mountain Region are extensive, as he has personally worked on approximately half of all bank and thrift merger transactions that have occurred in Colorado since 1993. Prior to founding St. Charles Capital, he served as Managing Director of McDonald Investments, Inc. (2001-2004) and Executive Vice President of The Wallach Company (1991-2003). In addition to experience with finance and compliance, Mr. Brown brings a deep knowledge of the banking industry to the Board as well as unique insight to the Company’s mergers and acquisitions. Mr. Brown earned a Master’s in Business Administration with Honors from the University of Chicago.

Marla K. Shepard, age 64, Director. Ms. Shepard, a director of the Company since her appointment in 2007, is the President and Chief Executive Officer of California Coast Credit Union of San Diego, California. California Coast is the surviving entity from a merger in 2008 with First Future Credit Union, also of San Diego, California, where Ms. Shepard served as Chief Executive Officer for over 25 years. Ms. Shepard brings to the Board a thorough understanding of the credit union markets we serve, having started in 1972 as a teller at a small credit union. As CEO she led her institution through six merger transactions to become one of the largest credit unions in California, with $1.6 billion in assets and 22 branches. She has received numerous service and other awards from the California Credit Union League, currently serves on its board of directors, and previously chaired its Governmental Relations Committee. She also served on the Credit Union National Administration’s Risk Oversight Committee. Ms. Shepard brings to our Board the perspective of a major credit union customer, as her institution has used the Company’s Symitar core software system for over 25 years and utilizes many of our complementary software products and data processing services.

Thomas H. Wilson, Jr., age 52, Director.  Mr. Wilson, a director of the Company since his appointment in January of 2012, is a Managing Partner at DecisionPoint Advisors, LLC in Charlotte, N.C., a specialized merger and acquisition advisory firm for mid-market technology companies. Prior to joining DecisionPoint, from 2004 to 2008 he served as Chairman and CEO of NuTech Solutions, a business intelligence software company that was acquired by Neteeza. From 1997 to 2004, Mr. Wilson was President of Osprey, a consulting and systems integration firm. Prior to his work at Osprey, Mr. Wilson was employed by IBM for 14 years in a variety of management and sales positions. Mr. Wilson earned a Master's in Business Administration from Duke University and has served on the Boards of various non-profit and community organizations, including North Carolina Innovative Development for Economic Advancement (NC IDEA), Junior Achievement and the Charlotte United Way. Mr. Wilson brings to the Board extensive management and sales experience in technology companies, as well as expertise in technology-oriented investment banking and mergers and acquisitions.

Jacque R. Fiegel, age 59, Director.  Ms. Fiegel, a director of the Company since her appointment in July of 2012, is President - Central Oklahoma Region and a member of the Management Committee of Prosperity Bank in Oklahoma City, Oklahoma. Prior to its acquisition by Prosperity Bank, she served at Coppermark Bank as Senior Executive Vice President, Chief Operating Officer and director, as well as director and treasurer of affiliates Coppermark Bancshares, Inc. and Coppermark Card Services, Inc. She began her career at the bank in 1976 as a teller. Ms. Fiegel is a former member of the Oklahoma City Branch Board of the Federal Reserve Bank of Kansas City, a former director of the Oklahoma Bankers Association, and is a current director of the Economic Club of Oklahoma, as well as a number of civic organizations in Oklahoma City. Ms. Fiegel was named in 2008 one of the US Banker “25 Most Powerful Women in Banking” and to the “25 Women to Watch” lists in both 2009 and 2010. Ms. Fiegel brings to the Board a broad experience with and understanding of bank technology, banking operations, financial management and the overall banking business.

Thomas A. Wimsett, age 49, Director.  Mr. Wimsett, a director of the Company since his appointment in July 2012, is the Chairman and Managing Partner of Wimsett & Company, a payments consulting firm formed this year. He is a 30 year veteran of the payments industry, most recently as a founder in 2003 and the Chairman and Chief Executive Officer of Iron Triangle

Payment Systems (renamed NPC in 2006), a leading merchant payment processor, which was acquired by Fifth Third Processing Solutions (now Vantiv) in late 2010. Prior managerial and executive positions in the payments industry include President and CEO of National Processing Company (NYSE: NAP) from 1999 to 2002. He also currently serves as Chairman of Town & Country Bank and Trust Company in Bardstown, Kentucky. Mr. Wimsett brings deep knowledge and experience in the payments industry to the Board, including service for more than 10 years as a director or advisory board member of the Electronic Transaction Association, an international trade association, and prior roles as a director of MasterCard's US Board and on advisory boards for both Discover Card and Visa.

Laura G. Kelly, age 56, Director.  Ms. Kelly, a director since her appointment in September of 2013, is Senior Vice President and Chief Product Officer at The Dun & Bradstreet Corporation, where she oversees product strategy, development and management for the company’s wide variety of trade credit, supply chain and sales and marketing products. Prior to joining Dun & Bradstreet in early 2013, Ms. Kelly served American Express Company, where she was Senior Vice President and General Manager for the Americas from 2012 to 2013 and Senior Vice President, Global Product & Marketing, Global Payment Options from 2011 to 2012. From 2005 to 2011, Ms. Kelly was employed by MasterCard Worldwide, Inc. as Executive Vice President, Global Prepaid Product Solutions from 2007 to 2011 and previously served as Group Head, Global Debit Strategy and Business Administration.  Prior to MasterCard, Laura held various positions with Southwest Business Corporation, The Concours Group and USAA.  Ms. Kelly brings to the Board extensive management experience in payments and financial services technology.  Her background includes a focus on risk management and experience developing international payments products and services.  Ms. Kelly is a certified public accountant, a certified property and casualty underwriter associate in risk management and earned a master’s in business administration from Auburn University.

Director Independence
Seven of the eight nominated directors are independent. Non-employee directors Brown, Flanigan, Shepard, Wilson, Fiegel, Wimsett and Kelly qualify as “independent” in accordance with the published listing requirements of NASDAQ. Mr. Prim does not qualify as independent because he is an employee of the Company. The NASDAQ rules have both objective and subjective tests for determining who is an “independent director.” The objective tests state, for example, that a director is not considered independent if he or she is an employee of the company, has been an employee within the prior three years, or is a partner in or executive officer of an entity to which the company made, or from which the company received, payments in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenue for that year. The subjective test states that an independent director must be a person who lacks a relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

The Board of Directors relies upon evaluation of director independence by the Board’s Governance Committee. In assessing independence under the subjective test, the Governance Committee took into account the standards in the objective tests and reviewed additional information provided by the directors with regard to each director’s business and personal activities as they may relate to the Company and its management. Based on all of the foregoing, as required by NASDAQ rules, the Governance Committee made a subjective determination as to each of Mses. Shepard, Fiegel and Kelly and Messrs. Brown, Flanigan, Wilson, and Wimsett that no relationship exists which, in the opinion of the Committee, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Governance Committee has not established categorical standards or guidelines to make these subjective determinations, but considers all relevant facts and circumstances.

In making its independence determinations, the Governance Committee considered transactions occurring since the beginning of its 2011 fiscal year between the Company and entities associated with the independent directors or members of their immediate family. While customer relationships do exist between the Company and the financial institutions associated with Ms. Shepard and Ms. Fiegel, the Governance Committee has determined that, because of the amounts involved in relationship to the total revenues of the Company and such institutions, the relationships do not impair the independence of these directors. The Governance Committee has also determined that the transactions with such financial institutions were on terms no less favorable to the Company than arrangements with other unaffiliated customers. In all cases and in all years reviewed, the amounts received by the Company from these institutions were far less than 1% of the Company’s total revenue for the year. See “Certain Relationships and Related Transactions”, below.

In addition to the Board-level standards for director independence, the directors who serve on the Audit Committee each satisfy standards established by the Securities and Exchange Commission (the “SEC”) providing that to qualify as

“independent” for the purposes of membership, members of audit committees may not accept directly or indirectly any consulting, advisory or other compensatory fee from the Company other than their director compensation.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS.  PROXIES RECEIVED BY THE BOARD OF DIRECTORS WILL BE VOTED FOR THE ELECTION OF EACH NOMINEE UNLESS STOCKHOLDERS SPECIFY IN THEIR PROXY A VOTE OF "WITHHOLD" WITH RESPECT TO A NOMINEE.

CORPORATE GOVERNANCE

The Company and its businesses are managed under the direction of the Board of Directors. The Board generally meets a minimum of four times during the year, but has complete access to management throughout the year.

Corporate Governance Guidelines
The Board of Directors has adopted Corporate Governance Guidelines which address the following subjects:

•	The majority of the Board should be independent under relevant NASDAQ standards.

•	Independent directors should not be compensated by the Company other than in the form of Director’s fees (including any equity awards).

•	Membership on the Audit, Compensation and Governance Committees should be limited to independent directors.

•	The Board should conduct an annual self-evaluation to determine whether it and its committees are functioning properly.

•	Non-management directors may meet in executive session from time to time with or without members of management.

•	The Chief Executive Officer shall provide an annual report to the Board on succession planning.

•
The Governance Committee is responsible for determining skills and characteristics of Board candidates, and should consider factors such as independence, experience, strength of character, judgment, technical skills, diversity and age.

•	The Board and its committees shall have the right at any time to retain independent counsel.

•	Board members should not sit on more than 3 other boards of public companies.

•	The Board should have at least 4 regularly scheduled meetings a year and members are invited to attend an annual review of business strategy conducted with senior management.

•	Board members are expected to attend all Annual Meetings of the Stockholders.

•	Stockholders may communicate with the Board by submitting written comments to the Secretary for the Company, who will screen out inappropriate communications and forward same to the directors.

•
Directors, executive officers and general managers of the Company should own minimum amounts of Company stock in relation to their base compensation, and should retain and hold 75% of all shares granted, net of taxes, until the ownership requirements are met.

•
When the Chairman is a member of management, the independent directors shall appoint a Lead Director to coordinate the activities of the independent directors, help to set the agenda and schedule for Board meetings, and chair Board and stockholder meetings in the absence of the Chairman.

•	All directors, executives and employees are prohibited from engaging in hedging transactions in the Company’s stock.

Nomination Policy
The Board of Directors has also adopted a Nomination Policy with respect to the consideration of director candidates recommended by stockholders. A candidate submission from a stockholder will be considered at any time if the following information is submitted to the Secretary of the Company:

•	The recommending stockholder’s name and address, together with the number of shares, length of period held and proof of ownership

•	Name, age and address of candidate

•	Detailed resume of candidate, including education, occupation, employment and commitments

•	Description of arrangements or understandings between the recommending stockholder and the candidate

•	Statement describing the candidate’s reasons for seeking election to the Board and documenting candidate’s satisfaction of qualifications described in the Corporate Governance Guidelines

•	A signed statement from the candidate, confirming willingness to serve

•
If the recommending stockholder has been a beneficial holder of more than 5% of the Company’s stock for more than a year, then it must consent to additional public disclosures by the Company with regard to the nomination

The Secretary of the Company will promptly forward complying nominee recommendation submissions to the Chairman of the Governance Committee. The Governance Committee may consider nominees submitted from a variety of sources including but not limited to stockholder recommendations. If a vacancy arises or the Board decides to expand its membership, the Governance Committee will evaluate potential candidates from all sources and will rank them by order of preference if more than one is identified as properly qualified. A recommendation will be made to the Board by the Governance Committee based upon qualifications, interviews, background checks and the Company’s needs.

Majority Election Policy

In August 2013, the Board of Directors approved changes to the Company’s By-Laws and Corporate Governance Guidelines to require that a director nominee only be elected if he or she receives a majority vote of the votes cast with respect to his or her election in an uncontested election. Thus, for a nominee to be elected, the number of votes cast “For” must exceed the number of votes cast “Against” the nominee. If a nominee who is currently serving as a director is not re-elected with a majority of the votes cast, then under the Corporate Governance Guidelines, he or she is required to submit a resignation to the Board. In this event, the Governance Committee will consider the tendered resignation and will make a recommendation to the Board as to whether to accept or reject the resignation. The Board must act on the tendered resignation within 90 days from the date of certification of the election results, and must also promptly disclose its decision and explain its rationale.

Board Leadership Structure
The Board of Directors does not have a fixed policy regarding the separation of the offices of Chairman of the Board and Chief Executive Officer.  These offices have been held by different persons from 2004-2012, but were combined in one person (Mr. Prim) in August of 2012.  The members of the Board believe that the Company has been well served in the past by both combined Chairman/CEOs and by separate persons in these offices, and believes that the Board should maintain the flexibility to combine or separate these offices in the future if deemed to be in the best interests of the Company.

In August of 2012, the Board adopted a governance guideline providing for a “Lead Director.”  Under the guideline, when the Chairman is a member of Company management, the independent directors will annually appoint from among themselves a Lead Director.  The Lead Director will coordinate the activities of the independent directors, coordinate with the Chairman to set the agenda and schedule for Board meetings, advise on materials distributed to directors, Chair meetings of the Board and stockholders in the absence of the Chairman, call and chair executive sessions of the independent directors, and perform other duties assigned from time to time by the Board.

The Board is committed to strong, independent Board leadership and believes that objective oversight is critical to effective governance.  Seven of our eight directors are independent, as are all members of the Audit, Compensation and Governance Committees of the Board. Three of the four members of the new Risk and Compliance Committee are independent. The independent directors regularly meet in executive session without management directors.

Risk Oversight
Pursuant to the Company’s Corporate Governance Guidelines, the Board performs its risk oversight function primarily through its Risk and Compliance, Audit and Compensation Committees.  The Risk and Compliance Committee has primary responsibility for overseeing, monitoring and addressing the Company’s enterprise and operational risks.  The Risk and Compliance Committee is charged with overseeing the Company’s risk management program that measures, prioritizes, monitors and responds to risks.  The Audit Committee oversees risks relating to financial statements and reporting, credit, and liquidity risks.  The Compensation Committee is charged with oversight of risks in compensation policies and practices.  The Board receives regular reports from these committees as well as management, assesses major risks, and reviews with management options for risk mitigation.

Code of Conduct
The members of the Board, as well as the executive officers and all other employees, are subject to and responsible for compliance with the Jack Henry Code of Conduct. The Code of Conduct contains policies and practices for the ethical and lawful conduct of our business, as well as procedures for confidential investigation of complaints and discipline of wrongdoers.

Governance Materials Available
The Company has posted its significant corporate governance documents on its website at http://ir.jackhenry.com/governance.cfm. There you will find copies of the current Corporate Governance Guidelines, the Jack Henry Code of Conduct, the Compensation Committee Charter, the Governance Committee Charter (with attached Nomination Policy), Audit Committee Charter, and the Risk and Compliance Committee Charter, as well as the Company’s Certificate of Incorporation and By-Laws. Other investor relations materials are also posted at http://ir.jackhenry.com, including SEC reports, financial statements and news releases.

The Board of Directors and Its Committees
The Board of Directors held four regular meetings and four special meetings during the last fiscal year. Each director attended at least 75% of all meetings of the Board and all committees on which they served. The independent directors met in three executive sessions without management present during the last fiscal year. Our Corporate Governance Guidelines state that all directors are expected to attend the Annual Meeting of the Stockholders, but one director (Jerry Hall) was absent from last year’s Annual Meeting held on November 14, 2012 due to illness.

The Governance Committee of the Board has determined that seven of the Board’s eight members, Brown, Flanigan, Shepard, Wilson, Fiegel, Wimsett and Kelly, are independent directors under applicable NASDAQ standards.

The Board has adopted Stock Ownership Guidelines establishing stock ownership goals applicable to directors as well as senior management of the Company. Each non-employee director of the Company is expected to own Company shares having a value of at least four times the annual director base compensation. For this purpose, in addition to shares held outright, directors may include shares held in trust for immediate family members as well as the “in-the-money” value of any vested stock options and all restricted stock. As measured on June 30, 2013, all directors on such date were in compliance with these guidelines. Our newest director, Laura Kelly, was appointed to the Board on September 10, 2013, and is not yet in compliance with the ownership guidelines. Under the terms of the guidelines, new directors should be in compliance within five years after joining the Board.

The Board of Directors has the following four standing committees, each of which operates under a written charter adopted by the Board:

Audit Committee
Chair:            Brown
Members:        Flanigan, Wilson, Wimsett
Meetings in FY 2013:    16
The Audit Committee selects and oversees the independent auditor, reviews the scope and results of the annual audit, reviews critical accounting policies, reviews internal controls over financial reporting, pre-approves retention of the independent registered public accounting firm for any services, oversees our internal audit function, reviews and approves all material related party transactions, reviews regulatory examination results and addresses financial reporting risks. All members of the Audit Committee are independent. The Board has determined that Matthew Flanigan is an “audit committee financial expert” as defined by the SEC because of his extensive accounting and financial experience. Please see the Audit Committee Report in this proxy statement for information about our 2013 fiscal year audit.

Compensation Committee
Chair:            Flanigan
Members:        Shepard, Wilson
Meetings in FY2013:    10
The Compensation Committee establishes and reviews the compensation, perquisites and benefits of the Executive Officers, evaluates the performance of senior executive officers, makes recommendations to the Board on director compensation, considers incentive compensation plans for our employees and carries out duties assigned to the Compensation Committee under our equity compensation plans and employee stock purchase plan. Under its charter, the Compensation Committee has the authority to delegate certain responsibilities to subcommittees, but it may not delegate any matter relating to senior executive compensation.  To date, the Compensation Committee has not delegated any of its responsibilities. All members of the Compensation Committee are independent. Please see the Compensation Committee Report and the Compensation Discussion and Analysis in this proxy statement for further information about the Compensation Committee’s process and decisions in fiscal 2013.

Governance Committee
Chair:            Shepard
Members:        Brown, Fiegel
Meetings in FY2013:    6
The Governance Committee identifies, evaluates and recruits qualified individuals to stand for election to the Board, recommends corporate governance policy changes, reviews executive succession planning and evaluates Board performance. The Governance Committee will consider candidates recommended by stockholders, provided such recommendations are made in accordance with the procedures set forth in the “Governance Committee Nomination Policy” attached to its charter, discussed in greater detail in “Nomination Policy,” above. All members of the Governance Committee are independent.

Risk and Compliance Committee
Chair:            Fiegel
Members:        Flanigan, Wimsett, Prim
Meetings in FY2013:    10
The Risk and Compliance Committee reviews the Company’s compliance practices, reviews enterprise risks, oversees the Company’s risk assessment and management programs, reviews risk preparedness and mitigation, monitors regulatory compliance and oversees response to regulatory requirements. The Risk and Compliance Committee was originally formed in January 2013 as the ad-hoc Compliance Committee of the Board. In September 2013 a charter for the Committee was adopted making it a standing committee of the Board and it was renamed the “Risk and Compliance Committee.” The meetings noted above were all prior to the renaming of the Committee and the membership of the Committee has not changed since it was originally formed. The Risk and Compliance Committee has three members who are independent and one (Mr. Prim) non-independent executive member. Please see “Risk Oversight” above for further information about the Committee’s risk management responsibilities.

Compensation Committee Interlocks and Insider Participation
During our 2013 fiscal year, Messrs. Flanigan, Wilson and Ms. Shepard served on the Compensation Committee. None of the members of the Compensation Committee is currently or was formerly an officer or employee of the Company. Ms. Shepard is President and CEO of California Coast Credit Union, which is a customer of the Company as described below in “Certain Relationships and Related Transactions.” There are no other Compensation Committee interlocks and no insider participation in compensation decisions that are required to be reported under the SEC’s rules and regulations.

Director Compensation

The following table sets forth compensation paid to our directors in fiscal year 2013.  The compensation paid to Mr. Prim as an employee is detailed below at “Executive Compensation.”

	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Pan Compensation	All Other Compensation	Total
Name	($)	($)(1)	($)	($)	($)	($)
Wesley A. Brown	91,596	154,479	—	—	—	246,075
Matthew C. Flanigan	112,278	154,479	—	—	—	266,757
Marla K. Shepard	75,189	154,479	—	—	—	229,668
Thomas H. Wilson	86,175	154,479	—	—	—	240,654
Thomas A. Wimsett	84,367	203,396	—	—	—	287,763
Jacque R. Fiegel	75,867	203,396	—	—	—	279,263

(1)
These amounts reflect the aggregate grant date fair value of shares of restricted stock granted in the fiscal year ended June 30, 2013, in accordance with FASB ASC Topic 718. For assumptions used in determining the fair value of stock options awards granted, see Note 9 to the Company’s 2013 Consolidated Financial Statements.

A director who is employed by the Company does not receive any separate compensation for service on the Board of Directors. In the fiscal year ended June 30, 2013, each non-employee director received annual retainer compensation of $35,000 per year plus $3,500 for attending each in-person Board meeting. The annual retainer is paid following the Annual Meeting of the Stockholders with respect to the period running from the Annual Meeting in November to the next Annual Meeting. Directors newly appointed during the year received a pro-rated portion of the annual retainer for the portion of the year prior to the 2012 Annual Meeting. Each non-employee director was also reimbursed for out-of-pocket expenses incurred in attending all Board and committee meetings.

The Lead Director (currently Mr. Flanigan) is compensated with an additional annual amount equal to 50% of the director’s annual retainer. In fiscal 2013, this additional amount paid to the Lead Director was $17,500.

Equity compensation is paid annually to the non-employee directors in the form of restricted shares. These restricted shares are issued under the Company’s Restricted Stock Plan. For fiscal 2013, the annual grant amount paid to each non-employee director was 4,200 restricted shares granted on the third business day following the date of the 2012 Annual Meeting, and the restrictions will lapse in three equal installments over three years on each successive anniversary of the grant. Newly appointed directors received a pro-rated grant of restricted shares based upon the portion of the year served prior to the 2012 Annual Meeting.

Audit Committee members received $2,000 for each in-person Audit Committee meeting and $1,000 for each telephone Audit Committee meeting attended. Governance and Compensation Committee members received $1,000 for each Committee meeting attended. Compliance Committee members received $500.00 for each Committee meeting attended. To compensate for additional time spent on Committee matters, the chairpersons of the Audit, Compensation, Governance and Compliance Committees received a premium of 50% of the standard attendance fee for each committee meeting that they chaired.

The directors listed above are not eligible to participate in any non-equity incentive plan compensation from the Company or any pension or deferred compensation plan of the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Director and Compensation Committee member Marla K. Shepard is President and Chief Executive Officer of California Coast Credit Union of San Diego, California. California Coast Credit Union is a customer of the Company and during the year ended June 30, 2013, it paid $605,348 to the Company primarily for software maintenance and implementation services.

Director Jacque R. Fiegel is President - Central Oklahoma Region of Prosperity Bank of Oklahoma City, OK. Prosperity Bank is a customer of the Company and during the year ended June 30, 2013, it and predecessor Coopermark Bank paid $992,873 to the Company primarily for software maintenance and implementation services.

The Audit Committee has reviewed the above transactions and has concluded that they were on terms no less favorable to the Company than arrangements with other unaffiliated customers. The related party transactions were approved by the

Audit Committee. The Governance Committee also considered the above transactions and concluded that Ms. Shepard and Ms. Fiegel remain independent directors despite such customer relationships.

The Board of Directors has adopted a written policy that requires all related party transactions to be reviewed and approved by the Audit Committee of the Board. The Audit Committee is charged with determining whether a related party transaction is in the best interests of, or not inconsistent with the interests of, the Company and its stockholders. In making this determination, the Audit Committee will take into account such factors as whether the related party transaction is on terms no less favorable to the Company than terms generally available to unaffiliated third parties and the extent of the related party’s interest in the transaction. No director may participate in any discussion, approval or ratification of any transaction in which he or she has an interest, except for the purpose of providing information concerning the transaction. For transactions in which the aggregate amount is less than $200,000, the Chairman of the Audit Committee has been delegated the authority to pre-approve related party transactions, subject to later review by the full committee. At least annually, ongoing related party transactions will be reviewed to assess continued compliance with the policy.

For purposes of the Related Party Transaction Policy, a related party transaction is a transaction or relationship in which the aggregate amount involved will be or may exceed $100,000 in any calendar year, involves the Company as a participant, and in which any related party has or will have a direct or indirect interest (other than solely as a result of being a director or less than 10% beneficial owner of the other entity). A related party is any executive officer, director, or more then 5% beneficial owner of the Company or any immediate family member of such persons.

The policy also contains standing pre-approvals of certain transactions that are not believed to pose any material risk to the Company even if the aggregate amount exceeds $100,000 in a calendar year, including: employment arrangements with executive officers, director compensation, transactions involving competitive bids, certain banking-related services, and certain Company charitable contributions. Standing approval is also provided for transactions with another company where the related party’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than 10% of that entity’s shares, if the aggregate amount does not exceed $1,000,000 or 2% of that entity’s annual revenues.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The Company is required to identify any director, officer or greater than ten percent beneficial owner who failed to timely file with the SEC a report required under Section 16(a) of the Securities Exchange Act of 1934 relating to ownership and changes in ownership of the Company’s Common Stock. The required reports consist of initial statements on Form 3, statements of changes on Form 4 and annual statements on Form 5.

To the Company’s knowledge, based solely on its review of the copies of such forms received by it, the Company believes that during the fiscal year ended June 30, 2013 all required Section 16(a) filings were filed timely.

AUDIT COMMITTEE REPORT

The Audit Committee of the Company's Board of Directors is currently composed of four independent directors.  The Board has determined that Audit Committee member Matthew C. Flanigan is an “audit committee financial expert” under relevant SEC standards because of his extensive accounting and financial experience.  The Board of Directors and the Audit Committee believe that the Audit Committee's current members satisfy all NASDAQ and Securities and Exchange Commission rules that govern audit committee composition.

The Audit Committee operates under a written charter adopted by the Board of Directors.  The Charter requires the Audit Committee to oversee and retain the independent registered public accounting firm, pre-approve the services and fees of the independent registered public accounting firm, regularly consider critical accounting policies of the Company, review and approve material related party transactions, receive reports from the Company’s Compliance Officer, and establish procedures for receipt and handling of complaints and anonymous submissions regarding accounting or auditing matters.  The charter also contains the commitment of the Board of Directors to provide funding and support for the operation of the Audit Committee, including funding for independent counsel for the Committee if the need arises.

The role of the Audit Committee is to assist the Board of Directors in its oversight of the Company's financial reporting process.  Management has the primary duty for the financial statements and the reporting process, including the systems of internal controls.  The independent registered public accounting firm is responsible for auditing the Company's financial statements and expressing an opinion as to their conformity to accounting principles generally accepted in the United States.

In the performance of its oversight function, the Audit Committee has reviewed and discussed with management and the independent registered public accounting firm the Company's audited financial statements.  The Audit Committee also has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Board in Rule 3200T.  In addition, the Audit Committee has received from the independent registered public accounting firm the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and has discussed with the independent registered accounting firm its independence.

The Audit Committee discussed with the Company's independent registered public accounting firm the overall scope and plans for their respective audits.  The Audit Committee meets with the internal  auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls and the overall quality of the Company's financial reporting.  These meetings without management present are held at least once each year, and one such meeting was held once in the fiscal year just ended.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the Company's audited financial statements be included in the Company's 2013 Annual Report to Stockholders and Annual Report on Form 10-K for the year ended June 30, 2013 for filing with the Securities and Exchange Commission.

Audit Committee
Wesley A. Brown, Chair
Matthew C. Flanigan
Thomas H. Wilson, Jr.
Thomas A. Wimsett

EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

The executive officers and significant employees of the Company, as well as certain biographical information about them, are as follows:

Name	Position with Company	Officer/Significant Employee Since
John F. Prim	Chairman and Chief Executive Officer	2001
Tony L. Wormington	President	1998
Kevin D. Williams	Chief Financial Officer and Treasurer	2001
Mark S. Forbis	Vice President and Chief Technology Officer	2006

The following information is provided regarding the executive officers and significant employees not already described herein, all of whom are United States citizens:

Tony L. Wormington, age 51, President. Mr. Wormington has served as President since 2004. He previously served as Chief Operating Officer from 2003 to 2004 and as a Vice President from 1998 to 2002. Mr. Wormington joined the Company in 1980 and served as Research and Development Manager from 1993 through 2002. Mr. Wormington’s entire career has been spent at the Company, starting in entry-level programming and installation and progressing through levels of management as the Company grew. As President, Mr. Wormington has broad responsibilities with respect to the majority of the Company’s operations and his long tenure and varied experience give him intimate knowledge of the Company, its products, employees and customers.

Kevin D. Williams, age 54, Chief Financial Officer and Treasurer. In 2001, Mr. Williams was appointed by the Board to serve as Chief Financial Officer and Treasurer of the Company, having previously served as Controller of the Company since joining the Company in 1998. Prior to joining the Company, Mr. Williams was a practicing CPA as a Senior Manager for the Baird Kurtz & Dobson public accounting firm. Mr. William’s executive management responsibilities extend beyond finance and accounting to include compliance, internal audit, investor relations, facilities and other office services functions that encompass approximately 675 of the Company’s employees.

Mark S. Forbis, age 50, Vice President and Chief Technology Officer.  Mr. Forbis has served as Vice President and Chief Technology Officer since 2006 and as General Manager of Technology Services since 2002.  Mr. Forbis joined the Company in 1988 and has served in a number of positions, including Manager of Imaging from 1994 to his appointment as a General Manager in 2002. Prior to joining the Company, Mr. Forbis had several jobs in bank data processing, including supervisory and management positions with BankTech, Inc. and Systematics, Inc. As Chief Technology Officer and General Manager of Technology Services, Mr. Forbis leads a team of over 260 researchers, designers, programmers, developers and quality analysts charged with maintaining and upgrading current products and services, developing new products, establishing standards and practices and planning “roadmaps” for future technology development.

COMPENSATION COMMITTEE REPORT
The Compensation Committee of the Company has reviewed and discussed the following Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the following Compensation Discussion and Analysis be included in this Proxy Statement.
Compensation Committee
Matthew C. Flanigan, Chair
Marla K. Shepard
Thomas H. Wilson, Jr.

COMPENSATION DISCUSSION AND ANALYSIS

You will have the opportunity to cast an advisory vote on Jack Henry’s executive compensation at this year’s Annual Meeting (our “say on pay” vote), included as Proposal 2 in this proxy statement (page 28). We encourage you to review this section prior to casting your “say on pay” advisory vote.
At the Company's Annual Meeting of Stockholders held in November 2012, 99% of the votes cast on the say-on-pay proposal at that meeting were voted in favor of the proposal. The Compensation Committee believes this vote strongly affirms the stockholders' support of the Company's approach to executive compensation, and the Committee did not change its basic approach to compensation of the Named Executives in fiscal 2013. The Compensation Committee believes that stockholder input on executive compensation is crucial and will continue to consider the outcome of the Company's say-on-pay votes when making future compensation decisions for the Named Executives.

This Compensation Discussion and Analysis is designed to provide information regarding the philosophy and objectives underlying our compensation policies, the processes we follow in setting compensation, the components we utilize in compensating our top executives, and the resulting compensation outcomes. This discussion is focused on our Chief Executive Officer Jack Prim, President Tony Wormington, Chief Financial Officer Kevin Williams, and Chief Technology Officer Mark Forbis, who are collectively referred to as the “Named Executives.” Specific information about the compensation of the Named Executives is set forth in the Summary Compensation Table and other compensation tables beginning on page 24, which should be read in conjunction with this discussion.

2013 Compensation Overview
Our 2013 executive compensation should be viewed in the context of strong fiscal year 2013 performance on the key performance measures used to administer the compensation program. At Jack Henry & Associates, the principle of pay for performance is at the center of our decisions regarding executive compensation:

Performance Measure	FY 2013 Performance
Budgeted Operating Income	101.4% of budgeted operating income, representing a 12% increase from the prior year’s actual operating income.
Comparative 3, 4 and 5-year Total Shareholder Return	66th percentile (three-year), 64th percentile (four-year) and 74th percentile (five-year) of Compensation Peer Group, all three well above median (50th percentile).

In broad terms, the fiscal year 2013 executive compensation program implemented this pay for performance principle with the following elements of compensation:

•	Market base pay increases ranging from 3% to 6% for the Named Executives, in response to competitive standards.

•
Annual incentive cash bonus payments that were 8% above targets for the CEO, President and CFO, resulting from the operating income noted above and above-target performance on individual performance goals.

•
Long-term incentive compensation in the form of vesting of restricted stock units granted in 2010 based on strong 66th percentile three-year total shareholder return in comparison with the Compensation Peer Group. In addition, previously granted long-term compensation in the form of restricted stock vested on superior 74th percentile five-year total shareholder return. 2013 grants were made in amounts approaching market median benchmarks in the form of performance shares that vest solely on relative total shareholder return performance measures.

Compensation Philosophy and Objectives
Jack Henry’s compensation philosophy is to offer compensation programs to our executives that:

•	Focus executives on achieving consistent earnings growth;

•	Encourage continuation of the Company’s entrepreneurial spirit;

•	Attract and retain highly qualified and motivated executives;

•	Reward the creation of stockholder value; and

•	Encourage esprit de corps and reward outstanding performance.
In meeting these objectives, the Compensation Committee strives for the interests of management and stockholders to be the same - the maximization of stockholder value. To this end, the financial performance measures are operating income and total shareholder return. Both measures emphasize a focus on revenue growth, operating efficiencies to yield strong margins and returns to shareholders in excess of our peers.
The compensation programs specific to our Named Executives are administered by the Company’s Compensation Committee. The current members of the Compensation Committee are all non-employee directors who are independent under the NASDAQ rules. The Compensation Committee operates under a written charter, and has the specific charter responsibility to approve the compensation of the Named Executives and the Company’s Chief Operating Officer, Controller, Senior Vice Presidents and other officers who perform policy-making functions for the Company. At this time, the Company does not have any officer with the title of Chief Operating Officer or Senior Vice President.
The Compensation Committee designs and maintains compensation programs consistent with our executive compensation philosophy to achieve the following objectives:

•	To attract, retain and motivate highly qualified executives by offering compensation programs that are competitive with programs offered by companies in our Compensation Peer Group.

•	To link performance and executive pay by tying bonus amounts to achievement of key objectives under the Company’s annual business plans, as well as specific individual performance goals.

•	To reward competitive performance in comparison with peers in our industry.

•
To reward the creation of long-term stockholder value through long-term incentive compensation awards and encourage significant stock ownership by top management to further align executive interests to those of our stockholders.

In pursuit of these objectives, the Compensation Committee believes that the compensation packages provided to the Named Executives should include both cash and equity-based compensation, with an emphasis on performance-based pay:

Compensation Element	Purpose
Base salary	•Represent competitive practices at approximately the 50th percentile •Attract and retain highly qualified executives
Annual cash incentive	•Support pay-for-performance orientation •Focus executives on executing the annual operating plan and key financial and nonfinancial measures of success
Long-term incentive	•Align interests of executives and stockholders •Support a stock ownership culture •Drive long-term value creation
Broad-based benefits	•Attract and retain highly qualified executives •Reflect the broad practices at Jack Henry
Termination provisions	•Align management and shareholders to review all possible business alternatives
Process for Establishing Compensation
The Compensation Committee has overall responsibility for making decisions regarding the compensation of the Named Executives. In conducting an annual performance review and determining appropriate compensation levels for the Named Executives the Compensation Committee meets and deliberates outside the presence of the Named Executives and other members of the executive management team. With respect to the compensation levels for other Named Executives, the Compensation Committee considers input and recommendations from the Chief Executive Officer and other executives. Performance reviews of our Chief Executive Officer and each other Named Executive are based on objective and subjective evaluations of individual performance as well as their performance in the preceding fiscal year in achieving Company performance objectives. While our Chief Executive Officer makes recommendations concerning salary adjustments, cash bonus programs and award amounts for the other Named Executives, the Compensation Committee exercises its discretion and sole authority to set the compensation of the Named Executives.
In designing compensation programs and determining compensation levels for the Named Executives for fiscal year 2013 (ending June 30, 2013), as well as for fiscal year 2014, the Compensation Committee was assisted by an independent compensation consultant firm. The Compensation Committee engaged Towers Watson, a global human resources consulting firm, to serve as its independent advisor and compensation consultant with respect to fiscal 2013, and has engaged the same firm for fiscal 2014. The Chairman of the Compensation Committee worked directly with Towers Watson to determine the scope of the work needed to assist the Committee in its decision-making processes. The engagement of the consulting firm included provision of benchmark comparative data for the Named Executives with respect to base salaries, annual cash bonuses, long term incentives, and comparative data regarding severance. Towers Watson does not provide any other consultation or services to the Company or management. The Compensation Committee has assessed the independence of Towers and determined that no conflict of interest exists under the rules established by the SEC. The Compensation Committee reviews the independence of its advisors annually.

In making compensation decisions, the Compensation Committee compared each element of total direct compensation against a peer group of publicly traded companies in the software, payments and data processing industries against which the Compensation Committee believes we compete in the market for executive talent. We collectively refer to this group as the “Compensation Peer Group.” In selecting companies for the Compensation Peer Group, the Compensation Committee has considered multiple criteria, including industry, annual revenue and market capitalization. The current Compensation Peer Group is comprised of the following 20 companies:

ACI Worldwide, Inc.	Bottomline Technologies, Inc.	Broadridge Financial Solutions*
Cardtronics*	Convergys*	Corelogic*
DST Systems, Inc.	Euronet Worldwide, Inc.	Fair Isaac Corporation
Fidelity National Information Services, Inc.	Fiserv, Inc.	Global Payments, Inc.
Heartland Payment Systems, Inc.	Micros Systems. Inc.	Moneygram International*
SS&C Technologies Holdings*	Total Systems Services, Inc.	Tyler Technologies, Inc.
Verifone Systems*	WEX*
(*Added in 2013)
The Compensation Peer Group is reviewed annually and, as appropriate, is updated by the Compensation Committee. Following a number of years without substantial changes, the Compensation Peer Group was fully re-evaluated by the Compensation Committee and by Towers Watson in June 2013. The review’s purpose was to make sure that our Compensation Peer Group remains consistent with the Company’s industry and financial scope and comparable in terms of size and labor pool. Prior peers were given some preference to maintain consistency. In addition, the Committee’s decisions regarding peer group members were mindful of investor advisory group considerations such as the peers used by Institutional Shareholder Services to review the Company’s executive compensation. As a result of this review, 12 of the 20 prior peers were retained and 8 new peers were added. For comparison purposes, Jack Henry’s annual revenues are near the median revenues of the members of the revised Compensation Peer Group.
To benchmark each element of total compensation for our Named Executives, Towers Watson provided data from two key sources: (1) an executive compensation survey reflective of our industry and the general industry and proxy statements and (2) other public filings for the companies in our Compensation Peer Group. In reviewing compensation survey data, the Compensation Committee considered data for software companies with annual revenues similar to the Company. Sources of data for compensation surveys and analysis include surveys for our Compensation Peer Group and the software industry, in addition to proxy statements and other public filings by companies in our Compensation Peer Group.
In setting fiscal 2013 compensation, the Compensation Committee considered benchmarks for total cash compensation (i.e., base salary and annual cash incentives) and approved target bonus levels for the Named Executives which combined with the salaries approach the 50th percentile of the Compensation Peer Group. In targeting total cash compensation and long-term incentive compensation at or near the 50th percentile, the Compensation Committee recognized that there are certain limitations in the market data available for the Compensation Peer Group. Thus, in addition to considering levels of compensation suggested by market data, the Compensation Committee also considered other relevant factors including performance against pre-identified objectives under business plans for the preceding fiscal year, individual performance reviews, and internal equity for compensation levels among our executives.
The allocation between cash, non-cash, short-term and long-term incentive compensation is measured against the practices of our Compensation Peer Group and reflects the Compensation Committee’s determination of the appropriate compensation mix among base pay, annual cash incentives and long-term equity incentives to encourage retention and performance. Actual cash and equity incentive awards are determined by the performance of the Company and the individual, depending on the type of award, compared to established goals. For the fiscal year ending June 30, 2013, the elements of the compensation mix included:

•	Base salary, designed to attract and retain executives;

•	Annual cash incentive bonus compensation, designed to focus on business, financial and individual objectives established by the Board for the year;

•
Long-term incentive compensation consisting of performance shares which are earned by achieving levels of total shareholder return compared to our Compensation Peer Group, designed to focus executives on the long-term success of the Company as reflected in the market price of the Company’s stock; and

•	Broad-based employee benefits programs.
Base Salary
In light of continuing economic uncertainty and the shared sacrifice of all Company employees in the form of salary reductions in 2009 and 2010, Messrs. Prim, Wormington and Williams requested that the Compensation Committee maintain their base salaries at levels originally set in fiscal 2009 through fiscal 2012. In fiscal 2013 the Compensation Committee, believing that salary decisions for the Named Executives should return to a market basis, considered competitive data provided by Towers Watson. Based on these results as well as individual and corporate performance, the Committee increased the base salary of the Chief Executive Officer by 6%, the Chief Technology Officer by 4% and the President and Chief Financial officer by 3%.

The entire base salary structure for our executives remained relatively flat in fiscal 2013, with the CEO salary less than 1.3 times the second highest paid executive officer (President) and less than 1.4 times the third highest (CFO).

Although the Compensation Committee believes that competitive base salaries are necessary to attract and retain a highly qualified and effective executive team, it also believes that a significant portion of executive compensation should be based on pay-for-performance.
Annual Incentive Cash Bonuses
It is our practice to provide Named Executives with the opportunity to earn annual incentive cash bonus compensation under programs that reward attainment of key objectives under corporate annual business plans. The objectives that underlie our annual incentive compensation programs may vary between fiscal years and between the Named Executives, but generally include objectives that reward attainment of targeted earnings as well as individual performance goals. In setting the bonus amounts a Named Executive is eligible to earn for achieving specified objectives, in fiscal 2013 the Compensation Committee targeted bonus and total cash compensation levels at or near the 50th percentile of the Compensation Peer Group and published survey data. Bonus opportunities for achieving objectives are generally established as a percentage of an executive’s base salary and the percentages increase with job scope and complexity. Executives have the opportunity to earn reduced bonus amounts if a minimum level (threshold) of performance against an objective is achieved and can also earn increased bonus amounts for performance in excess of the level of targeted performance.

The decision as to whether to offer an annual incentive cash bonus program to Named Executives for any fiscal year, the type and funding of any program offered, and the objectives that underlie any program, are subject to the discretion of the Compensation Committee and its assessment of general and industry specific conditions existing during the applicable period. In determining the amount of bonus that a Named Executive is eligible to earn under a bonus program, the Compensation Committee may also exercise negative discretion to reduce an award based on its assessment of the executive’s contribution and accountability for the objectives that are the subject of the bonus, the internal equity of the executive’s bonus opportunity as compared to bonus opportunities for our other executives, and any other factors the Compensation Committee considers relevant.

To provide an appropriate structure for cash bonus incentives for fiscal 2013 and future years, the Compensation Committee proposed the 2012 Annual Incentive Plan, which was approved by the Board of Directors and was ratified by vote of the stockholders at the 2012 Annual Meeting. Cash bonus incentives for fiscal year 2013 were structured under the 2012 Annual Incentive Plan.

The fiscal 2013 incentive cash bonus plan established for the Named Executives was similar to the 2012 plan in that it was based 75% upon achievement of the Company’s annual budget operating income target. The fiscal 2013 annual incentive plan provided that no bonus was payable unless the Company’s performance on the operating income measurement was at or above the threshold for achievement. The operating income target was established from the annual budget of the Company as approved by the Board, and excludes from consideration operating income contributions from operating units that might be acquired during the year. The annual budget is developed by management with input from the Board of Directors in a thorough process that builds upon departmental forecasts and considers historical performance, industry dynamics, macro-economic trends and analyst expectations.

The other 25% of each Named Executive’s incentive cash bonus in fiscal 2013 was determined by achievement of individual performance goals set for the officers by the Compensation Committee. These goals varied from individual to individual and included both objective and subjective measures of performance. The individual performance goals were intended to align the individual officers with the Company’s business strategies and objectives in each officer’s sphere of duties and control. Examples include achievement of specified customer and employee satisfaction ratings, implementation of systems, completion of development projects, meeting specified financial goals and achievement of sales goals. These individual goals are keys to financial and business success for Jack Henry and thus contribute to producing income and shareholder returns over the long-term. Grading of performance on the individual performance goals was on a sliding scale from fail to below target, at target and above target, and thus bonus amounts granted on individual performance may vary from zero to target and above target.

The 2013 plan called for bonuses of 100% of base compensation for the Chief Executive Officer, 75% of base compensation for the President, 70% of base compensation for the Chief Financial Officer, and 30% of base compensation for the Chief Technology Officer at pre-determined performance targets, but also provided for bonuses of 50% of target at threshold performance and as much as 200% of targeted bonuses at maximum performance. The bonus percentages and ranges were determined primarily by reference to comparative compensation data provided to the Compensation Committee by its independent advisor. The operating income component of the annual bonus for the Named Executives ranged from a threshold of 85% of budgeted operating income to a target at 100% and to a maximum at 115%. The individual performance goals component of the annual bonus ranged from below threshold performance at 0% to target at 100% and to a maximum at 125%. The maximum bonus was thus intended to be payable only upon truly superior performance. The Compensation Committee intended for this bonus plan to provide a strong incentive for management to meet budgetary income and individual performance goals in fiscal 2013.

Under continuing conditions of tepid economic recovery in fiscal 2013, the Company performed well, producing operating income of $265.5 million, or approximately 101.4% of budgeted operating income of $261.9 million. The resulting payout was 109% of target of the portion of the Named Executives’ bonus determined by operating income. The full fiscal 2013 incentive bonus granted, including amounts granted for achievement of individual performance goals, was as follows:

Named Executive	Target Annual Incentive (as % of base)	Performance on Incentive Measures		Annual Incentive Payout - FY2013
		Operating Income Performance (75% of Bonus)	Individual Performance Goals Performance (25% of Bonus)
				% of Target	Amount ($)
Jack Prim, CEO	100%	1.09%	1.06%	108%	596,674
Tony Wormington, President	75%	1.09%	1.05%	108%	357,534
Kevin Williams, CFO	70%	1.09%	1.05%	108%	300,812
Mark Forbis, CTO	30%	1.09%	63%	98%	78,322

Out of the last five fiscal years, bonuses were earned in fiscal years 2010, 2011, 2012 and 2013. In 2009, a “near miss” in operating income resulted in the payment of no incentive cash bonuses to any member of management. The Compensation Committee notes that the plan is not structured to result in the payment of bonus in every year and performance targets are not set at levels which are easy to achieve. The Compensation Committee continues to believe that annual cash bonus opportunities are highly effective motivators for management employees and are instrumental in obtaining excellent performance in comparison with the Company’s competitors in a difficult market and economy.

The Committee believes that the costs to the Company of potentially large incentive bonuses are fully justified by the potential benefits and return to our stockholders. The Compensation Committee will in future years continue to thoroughly review the effects of the bonus plan on results achieved and will make any changes to the bonus plan deemed necessary.

In addition to the cash bonus opportunities under our formal pay-for-performance cash bonus programs, the Compensation Committee may choose to reward extraordinary performance and achievements by awarding discretionary bonuses to the Named Executives and other employees from time to time that are not part of the annual incentive plan or any other plan. With respect to the Named Executives, no discretionary bonuses were awarded based on Company performance or the executives’ performance during fiscal 2013.
Long-Term Incentive Compensation
We believe that equity awards have been instrumental in building Jack Henry & Associates, in retaining talent, and in encouraging management to take the long-term view with regard to strategic decisions they face. Equity awards also help focus executive and employee attention on managing the Company from the perspective of an owner with an equity stake in the business. Since the adoption of the current Restricted Stock Plan in 2005, the Compensation Committee has had the authority to grant restricted stock awards of various types and to determine the terms of the restrictions on granted shares. With respect to fiscal years 2008 - 2010, the Company granted long-term incentive compensation in the form of shares of restricted stock to our Named Executives. In fiscal years 2011 and 2012, long-term incentive compensation granted to these officers was primarily in the form of restricted stock units with performance-based vesting.
Grants may be made annually in the future, but future grants will continue to be discretionary and amounts may fluctuate based upon the Compensation Committee’s evaluation of performance from year to year. In determining the level of award for a Named Executive, the Compensation Committee considers relevant factors such as achievement of previously identified objectives, the executive’s performance, comparative data from the Compensation Peer Group and other sources, the current equity ownership and stock options held by the individual executive and the internal equity of the level of award granted to the executive compared to awards granted to other executives. In reviewing the award levels for our Named Executives, the Compensation Committee believes it is appropriate to consider the Company’s performance against key objectives under its corporate business plan for the preceding fiscal year, including objectives related to revenue and earnings targets, and whether the Company’s performance during the preceding fiscal year benefited stockholders through appreciation in the market price of the Company’s Common Stock. In administering the equity compensation programs, the Compensation Committee monitors the level of dilution that can result from equity awards to executives and other employees and considers the dilutive effect of the Company’s aggregate equity awards during any fiscal year.
The specific grants to the Named Executives for fiscal 2013 were structured as performance shares that vest only on achievement of performance goals and thus strongly reflect the principle of pay-for-performance. A grant of performance shares is a contractual right to receive stock and/or cash in the future when vesting conditions are met. The specific grants of performance shares in fiscal 2013 to the Named Executives vest at the end of three years based on total shareholder return in comparison to the Compensation Peer Group over the three year period. For this purpose, total shareholder return (“TSR”) was defined as ending stock price minus beginning stock price (adjusted for splits and similar changes) plus dividends per share paid over the performance period, all divided by the beginning stock price. A target amount of stock was set for each Named Executive that may be earned if TSR at the end of the three-year period is at the 63rd percentile in comparison to the Compensation Peer Group. Vesting ranges from 35% of the performance shares at the 25th percentile to the maximum amount of the grant (175% of target) at or above the 75th percentile relative to the Compensation Peer Group. No shares will vest if performance is below the 25th percentile threshold. By setting the target amount at the 63rd percentile, the Committee continued to convey that long-term superior performance is expected and remains the goal of this incentive program.
The 2013 performance share grants to the Named Executives were approved in specific share amounts with grant date accounting values roughly set at 4.5 times base salary for Mr. Prim, 2 times base salary of Mr. Wormington, 1.75 times base salary of Williams, and 1.1 times base salary of Mr. Forbis. The fiscal 2013 grant amounts were determined with reference to comparable grants of long-term incentive compensation by other members of the Compensation Peer Group and published survey data, and were roughly targeted at the 50th percentile of the Compensation Peer Group. The 2013 awards were structured to provide incentives for long-term performance and retention and to meet goals for specific accounting treatment. Retention is encouraged by grant terms which immediately forfeit all awards that have not vested or are still restricted in the event that the grantee’s employment with the Company is terminated for any reason other than in the event of death, incapacity, retirement or in connection with any change in control.
The use of performance shares allows for flexibility in addressing the orderly retirement of grantees. The performance shares contain terms which allow for the pro-rata vesting of awards upon retirement based on full years of service following the date grant. For this purpose, retirement is defined as termination with the stated purpose of retirement after 30 years of service to the Company or after the age of 57 and 15 years of service. With respect to a retirement during the term, at the end of the three year term of the grant, the award would be calculated and a pro-rata portion would be settled to the grantee based on completed full years of service. For example, if an eligible grantee retires 14 months after the grant date, he would be credited with one full year of service and would be entitled to one-third of any amount that vests on performance measured at the end of the three-year grant. Death or incapacity of a grantee is addressed in the same manner, with pro-rata vesting based on completed full years of service. Upon a change in control of the Company, the target number of performance shares vest and will be settled, regardless of the performance measures achieved.
The Committee notes that as to restricted stock units issued to the Named Executives in 2010 that vested based on three year TSR performance, the Company performed at the superior level of the 66th percentile, resulting in issuance of 62% of the restricted stock units granted in 2010. The Committee also notes that as to the 2008 awards of restricted stock to Messrs. Prim, Wormington and Williams that contained provisions for accelerated vesting based on five-year TSR performance, the five-year measurement of TSR performance as of June 30, 2013 showed that the Company performed in a superior fashion at the 74th percentile in comparison with the Compensation Peer Group. This resulted in the early lapse of restrictions with respect two-ninths of the 2008 awards. As to the 2009 awards of restricted stock to Messrs. Prim, Wormington and Williams, the four year measurement of TSR performance at June 30, 2013 was at the 64th percentile, and thus did not meet the contractual requirement of superior 65th percentile performance. As a result, this two-ninths portion of the 2009 award did not vest in 2013 and will instead time vest in 2016.
Termination Benefits Agreements
Each of the Named Executives has entered into a Termination Benefits Agreement with the Company that is discussed in this Proxy Statement under the caption “Agreements with Executive Officers.” These agreements reflect the concern of the Board of Directors that any future threatened or actual change in control such as an acquisition or merger could cause disruption and harm to the Company in the event of the resulting loss of any of its key executives. The Termination Benefits Agreements are intended to provide a measure of incentive and security to the executives through the resolution of the threat or through a change in control.

The Compensation Committee believes that such agreements should not include provisions that would obligate an acquirer of the Company to make large cash payouts to our Named Executives simply because a change of control has occurred. Because of this concern, the occurrence of a change of control event alone will not trigger any cash payment obligations to our Named Executives under their respective agreements. Payment obligations only arise in the event the Named Executive’s employment is terminated or is deemed to be terminated without “Cause” (as defined in the agreements) within the period commencing 90 days prior to and for two years following a change in control for the Named Executives. The Company does not provide, nor has it ever provided, excise tax gross-up payments to any employee in the event of a change in control and termination.

Payment obligations under the Termination Benefits Agreements with the Named Executives are two times the current annual base salary plus target bonus, payable 50% in twelve equal monthly installments and 50% in a lump sum at the end of the monthly installments. Health and other benefits are also continued for 18 months for the Named Executives, and all stock options and restricted stock awards become fully vested. The benefits provided were determined primarily by reference to comparative data provided to the Compensation Committee by its independent advisor and, at least in relation to base salary, are consistent with the prior agreements which they replaced. The benefits are believed by the Compensation Committee to be sufficient to provide the desired incentive and security to retain crucial personnel in a time of disruption.

The Termination Benefits Agreements have no set term and will continue until terminated by agreement of both the parties. The agreements specify that they do not confer on the executives any right to continued employment and shall not interfere with the right of the Company to terminate the executives at any time.

The awards of long-term incentive compensation to the Named Executives in fiscal 2013 in the form of performance shares vest by their terms solely on a change in control and do not also require the actual or deemed termination of the executive for vesting.

Broad-Based Benefits Programs
The Company offers certain broad-based benefits programs including benefits such as health, dental, disability and life insurance, health care savings accounts, employee stock purchase plan, paid vacation time and company contributions to a 401(k) Employee Savings Plan. Benefits are provided to all employees in accordance with practices within the marketplace and are a necessary element of compensation in attracting and retaining employees. There are no additional benefits programs for our Named Executives.

Stock Ownership Guidelines
The Board of Directors has established stock ownership guidelines for the Named Executives, other members of management and the non-employee directors of the Company. These guidelines provide for each covered individual to hold a number of shares of the Company’s Common Stock with an aggregate market value that equates to a specified multiple of the employee’s base salary or, in the case of directors, of their annual cash retainer. The guidelines are four times base salary for the Chief Executive Officer, three times base salary for President and Chief Financial Officer, one time base salary for the Vice Presidents and General Managers, and four times the annual base retainer for directors. The value of each person’s share holdings for purposes of the guidelines includes all unrestricted and restricted shares held, all Company shares held in the person’s retirement accounts, all shares held in trust for the person’s immediate family members, and the in-the-money value of all Company stock options held. Unvested restricted stock units and performance shares are not counted for purposes of measuring compliance with the stock ownership guidelines. Even though all members of management now hold a number of shares at or above the number of shares specified under the guidelines, the Compensation Committee recognizes that executive officers or employees who were recently promoted to executive officer positions and newly elected directors may require some period of time to achieve the guideline amounts. The guidelines, therefore, contemplate a five-year transition period for acquiring a number of shares with the specified market value. The guidelines also require that until the applicable ownership level is achieved, the individual should retain and hold 75% of all shares received from vesting of shares or exercise of options, net of shares sold to pay taxes. The Compensation Committee will continue to monitor each executive’s and director’s progress towards and continuing compliance with the guidelines.
Tax Deductibility and Executive Compensation
Section 162(m) of the Internal Revenue Code generally limits the corporate deduction for compensation paid to the Chief Executive Officer and other Named Executives to $1 million per individual, unless certain requirements are met which establish that compensation as performance-based. The Compensation Committee has considered the impact of this tax code provision and attempts, to the extent practical, to implement compensation policies and practices that maximize the potential income tax deductions available to the Company by qualifying such policies and practices as performance-based compensation exempt from the deduction limits of Section 162(m).
The Compensation Committee will continue to review and modify our compensation practices and programs as necessary to ensure our ability to attract and retain key executives while taking into account the deductibility of compensation payments.

COMPENSATION AND RISK

Under its charter, the Compensation Committee is charged with review of risks related to the Company’s compensation policies and practices. In 2013, the Compensation Committee directed the Human Resources General Manager of the Company to conduct a compensation risk assessment and to report to the Committee. The assessment reviewed design features, characteristics and performance metrics used in compensating all employees of the Company, including salaries, sales incentives, incentive bonus plans and long-term equity incentive compensation awards. The Compensation Committee reviewed and discussed the report and concluded that the Company’s compensation programs, policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. This conclusion was based on a number of factors, including:

•	The compensation levels and practices are generally judged to be uncomplicated and fair.

•	Benefits are offered to all eligible employees on non-discriminatory bases and no material perquisites are offered solely to executives or management.

•	Incentive bonuses are determined either wholly or largely on total Company financial performance, and are capped at reasonable levels.

•
Compensation of executive and senior managers is balanced between salary, benefits, annual cash incentive bonuses and long-term equity incentive awards, resulting in appropriate balancing of short and long-term interests and goals.

•	Executives and senior managers are subject to stock ownership guidelines which align their interests with those of the stockholders.

EXECUTIVE COMPENSATION

Summary Compensation Table
The following table sets forth certain information with regard to the compensation paid to our Chief Executive Officer, our Chief Financial Officer and the Company’s other two most highly compensated executive officers (collectively, our “Named Executives”) during the fiscal years ended June 30, 2013, 2012 and 2011.

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
		($)	($)	($) (1)	($)	($) (2)	($) (3)	($)
John F. Prim	2013	551,200	—	2,335,053	—	596,674	5,000	3,487,927
Chief Executive Officer	2012	520,000	—	2,584,313	—	611,520	5,000	3,720,833
	2011	520,000	—	2,029,900	—	655,044	5,000	3,209,944

Tony L. Wormington	2013	441,400	—	817,279	—	357,534	5,000	1,621,213
President	2012	428,480	—	861,438	—	327,530	5,000	1,622,448
	2011	428,480	—	473,021	—	412,755	5,000	1,319,256

Kevin D. Williams	2013	397,900	—	653,823	—	300,812	5,000	1,357,535
Treasurer and	2012	386,250	—	689,150	—	295,250	5,000	1,375,650
Chief Financial Officer	2011	386,250	—	426,389	—	372,075	5,000	1,189,714

Mark S. Forbis	2013	267,800	—	276,213	—	78,332	5,000	627,345
Vice President and Chief	2012	250,000	—	284,284	—	84,541	5,000	623,825
Technology Officer	2011	250,000	—	206,981	—	92,436	5,000	554,417

(1)
Reflects grants of restricted stock units on September 10, 2010 and September 10, 2011 and grants of performance shares on September 10, 2012 under the Company’s Restricted Stock Plan to the Named Executives. Also reflects a grant of 40,000 shares of restricted stock to Mr. Prim on September 10, 2010.  Information about the assumptions used to determine the fair value of equity awards is set forth in our Annual Report on Form 10-K in Note 9 to our consolidated financial Statements for the year ended June 30, 2013.

(2)
Reflects amounts paid to the Named Executives following the end of the fiscal year based upon achievement of performance goals under the Company’s Annual Incentive Plans. These amounts were earned in the fiscal year listed and paid in the following fiscal year.

(3)	Reflects matching contributions to the individual’s accounts pursuant to the Company’s 401(k) retirement plan.

Grants of Plan-Based Awards Table
The following table presents information on awards granted to the Named Executives during the fiscal year ended June 30, 2013 under our 2012 Annual Incentive Plan with respect to performance targets set for fiscal 2013 and grants of restricted stock units made during fiscal year 2013.

Name	Grant Date	Estimated Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Grant Date Fair Value of Stock and Option Awards ($)(2)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Jack Prim	9/10/2012	275,600	551,200	1,102,400	19,280	55,085	96,399	—	—	2,335,053
Tony Wormington	9/10/2012	165,525	331,050	662,100	6,748	19,280	33,740	—	—	817,279
Kevin Williams	9/10/2012	139,265	278,530	557,060	5,398	15,424	26,992	—	—	653,823
Mark Forbis	9/10/2012	40,170	80,340	160,680	2,281	6,516	11,403	—	—	276,213

(1)	Restricted stock units granted on September 10, 2012 under the Company’s Restricted Stock Plan.

(2)
The amounts in the table represent the grant date fair value of the Awards. Information about the assumptions used to determine the grant date fair value of the awards is set forth in our Annual Report on Form 10-K in Note 9 to our consolidated financial Statements for the year ended June 30, 2013.

Additional Information Regarding Summary Compensation and Grants of Plan-Based Awards
In response to the economic crisis and its effects on the Company’s business, the annual base salaries of Messrs. Prim, Wormington and Williams at their request remained fixed at 2008 levels in fiscal years 2009 through 2012, and were subject to a 7% reduction from June 1, 2009 to March 1, 2010.  The fiscal 2013 annual base salary of Mr. Prim was increased 6% to $551,200, the base salary of Mr. Wormington was increased by 3% to $441,400, and the base salary of Mr. Williams was increased 3% to $397,900.  The annual salary of Mr. Forbis was fixed from 2008 through 2011, was subjected to the same reduction in 2009 and 2010, and was increased by 3% in fiscal 2012 and by 4% to $267,800 in fiscal 2013.

For the year ended June 30, 2013, the Named Executives had the opportunity to earn cash incentive bonuses under the Company’s annual incentive cash bonus plan. As set forth in greater detail in “Compensation Discussion and Analysis - Annual Incentive Cash Bonuses” above, the performance goals for the Named Executives were based on achieving operating income targets established in the Company’s annual budget and the achievement of individual performance goals (“IPGs”). The incentive plan set performance targets, thresholds for minimum performance, maximums for superior performance and required that for any bonus to be paid, the minimum threshold of operating income had to be achieved. For the year ended June 30, 2013, actual operating income was 101.4% of budgeted operating income, and with calculated IPG performances, resulted in payouts of 108% of target for Messrs. Prim, Wormington and Williams and 98% for Mr. Forbis.

On September 10, 2012, the Company entered into performance share agreements with each of the Named Executives, in the following threshold, target and maximum share amounts:

Name	2013 Performance Share Threshold Grant	2013 Performance Share Target Grant	2013 Performance Share Maximum Grant
Jack Prim	19,280	55,085	96,400
Tony Wormington	6,748	19,280	33,740
Kevin Williams	5,398	15,424	26,992
Mark Forbis	2,280	6,516	11,402

The performance share agreements entered into with each of the above Named Executives in fiscal year 2013 are identical except for the number of shares. All agreements settle three years following the grant date based upon the performance of the Company in comparison to the Compensation Peer Group in producing total shareholder return over the three year period. Amounts may be settled in Common Stock of the Company or cash or any combination thereof. Comparative performance in total shareholder return at less than the 25th percentile will result in no settlement. The target award is earned with total shareholder return at approximately the 63rd percentile in comparison to the Compensation Peer Group and the maximum amount is earned with performance at the 75th percentile or higher.

Outstanding Equity Awards at Fiscal Year End Table
The following table provides information regarding outstanding stock options, shares of restricted stock, restricted stock units and performance shares held by the Named Executives as of June 30, 2013.

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexcercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
Jack Prim	—	—	—	56,087	2,643,380	297,649	14,028,197
Tony Wormington	—	—	—	13,255	624,708	107,485	5,065,768
Kevin Williams	—	—	—	11,950	563,204	89,030	4,195,984
Mark Forbis	—	—	—	6,616	311,812	38,966	1,836,468

(1)
With respect to the restricted stock grants made to Messrs. Prim, Wormington and Williams in 2008 and 2009, the restrictions on one-third of the shares lapse three years after the date of each grant and the remainder lapse at the end of seven years from the grant date, but may lapse earlier if at the end of years three, four and five the Company has achieved average shareholder returns over such periods which are at or in excess of the 65th percentile in comparison with other members of the Compensation Peer Group.   Mr. Prim was granted additional shares of restricted stock in fiscal year 2011 as to which all restrictions lapse at the end of three years.  The restrictions on Mr. Forbis’s restricted shares will lapse over five years from each grant date, with one-ninth lapsing at the end of each of the first three years and one-third lapsing at the end of each of years four and five.

(2)	Amounts calculated by multiplying the closing market price of our common stock on June 28, 2013 ($47.13 per share) by the number of unvested shares of restricted stock.

(3)
The restricted stock units and performance shares vest three years from the date of grant based on achievement of total shareholder returns in comparison with other members of the Compensation Peer Group.  No restricted stock units or performance shares vest if total shareholder return over the three year period is below the 25th percentile and the full amount vests with performance at or above the 75th percentile.  Share amounts disclosed reflect the maximum number of shares that could vest upon performance at the highest level of 75th percentile or above.

(4)	Amounts calculated by multiplying the closing market price of our common stock on June 28, 2013 ($47.13 per share) by the maximum number of shares issuable under the restricted stock units.

Option Exercises and Stock Vested Table
The following table provides information on stock option exercises by the Named Executives and restricted stock that vested during fiscal year 2013.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Jack Prim	—	—	14,604	552,323
Tony Wormington	—	—	12,068	456,412
Kevin Williams	—	—	10,878	411,406
Mark Forbis	—	—	5,465	206,686

(1)	Value of the shares acquired on September 10, 2012, at the closing market price of such shares on September 9, 2012.

Agreements with Executive Officers and Potential Payments upon Termination or Change in Control
The Company has no employment contracts with any of its executive officers.

The Company has entered into Termination Benefits Agreements with each of Messrs. Prim, Wormington, Williams and Forbis. Under these agreements, change in control is defined as an acquisition of 20% or more of the stock of the Company, termination of service of a majority of the members of the Board during any two year period for reasons other than death, disability or retirement, approval by the stockholders of liquidation of the Company or sale of 50% or more of its assets, or approval by the stockholders of a merger or consolidation if the Company stockholders own less than 50% of the combined voting power of the resulting corporation. The Termination Benefits Agreements provide a cash payment severance benefit equal to 200% of the executive’s annual salary plus target bonus then in effect, with half payable in 12 monthly installments and half in a lump sum at the end of such 12 months. In addition, all outstanding stock options will fully vest, all restrictions on restricted stock will lapse and the terminated executive will receive a welfare benefit consisting of payments equal to COBRA health insurance premiums and continuation of coverage under the Company’s life insurance, disability, and dental plans for 18 months or until the executive becomes eligible for comparable benefits under a subsequent employer’s arrangements. The termination benefits will be paid upon any termination of the executive during the 90 days prior to and the two years following any change in control unless the termination occurs by reason of the executive’s death, disability, or if the termination is for cause. The termination benefits will also be paid if the executive terminates his employment after a change in control for good reason, such as a material diminution in authority, duties or responsibilities, a forced move, or a material diminution in annual salary. The Termination Benefits Agreements have no set term and will continue until terminated by agreement of both the parties.

The table below reflects the cash severance benefit payments and estimated welfare benefit payments that would be paid under the Termination Benefits agreements as if the triggering events occurred on June 30, 2013, the last day of the last completed fiscal year.  The table also shows the value as of June 30, 2013 of all issued shares of restricted stock with respect to which restrictions would lapse upon a change in control and termination, and all RSUs and performance shares with respect to which vesting would occur upon a change in control:

Name	Cash Payment Severance Benefit ($)	Welfare Benefit ($)	LTIP Restricted Stock Vesting ($)
Jack Prim	2,204,800	21,458	14,724,449
Tony Wormington	1,544,900	17,612	5,008,976
Kevin Williams	1,352,860	25,679	4,213,988
Mark Forbis	696,280	36,908	1,917,955

Pursuant to the terms of the Restricted Stock Agreements previously entered into with the Named Executives, all restrictions on restricted shares immediately lapse in the event of a change in control of the Company.  Similarly, the Restricted Stock Unit Agreements and performance share agreements with the Named Executives provide that all RSUs and performance shares shall be settled as soon as practicable following a change in control.  For purposes of these Restricted Stock, Restricted Stock Unit and Performance Share Agreements, the definition of “change in control” as set forth in the Company’s Restricted Stock Plan is virtually the same as set forth the Termination Benefits Agreements discussed above.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information as of June 30, 2013 with respect to the Company’s equity compensation plans under which our Common Stock is authorized for issuance:

Equity Compensation Plans approved by security holders:	Number of securities to be issued upon exercise of outstanding options	Weighted-average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans (excluding securities in the first column of this table)
1995 Non-Qualified Stock Option Plan (Non-employee Directors)	10,000	$18.47	0
1996 Stock Option Plan (Employees)	33,475	$18.96	0
2005 Restricted Stock Plan	0	$0.00	1,489,889
2005 Non-Qualified Stock Option Plan (Non-employee Directors)	100,000	$23.06	520,000

PROPOSAL 2
ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required by Section 14A of the Securities Exchange Act, we include in this proxy statement this proposal for a non-binding stockholder vote on compensation of the officers named in the Summary Compensation Table on page 24. We currently conduct annual advisory votes on executive compensation, and we expect to conduct the next advisory vote at our 2014 annual meeting of stockholders. With this year’s "say on pay" proposal you can elect to endorse or not endorse our executive compensation programs and policies and the compensation we paid our Named Executives in fiscal 2013.
The say on pay vote is advisory and not binding on the Company, the Compensation Committee or the Board of Directors. However, the Compensation Committee and the Board of Directors value the opinions of our stockholders and will consider the outcome of the vote when making future decisions regarding executive compensation.
As described in the Compensation Discussion and Analysis, the Compensation Committee has designed the executive compensation program to focus the executives on achieving consistent earnings growth, encourage continuation of the Company's entrepreneurial spirit, attract and retain highly qualified and motivated executives, reward the creation of stockholder value, encourage esprit de corps and reward outstanding performance. In designing the overall executive compensation program, the Company's Compensation Committee strives for the interests of management and stockholders to be the same - the maximization of stockholder value.
Our executive compensation package for Named Executives includes both cash and equity-based compensation, with an emphasis on performance-based pay. The Compensation Committee each year reviews and updates our executive compensation program to ensure they achieve the desired goals.
The Board of Directors believes that the compensation of the Named Executives is appropriate and effective in achieving the Company's objectives. Accordingly, the Board of Directors recommends that you vote to approve, on an advisory basis, the following resolution:

“RESOLVED, that the compensation paid to the Named Executives, as disclosed in the Company’s Proxy Statement for the 2013 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and related narrative disclosure, is hereby approved.”
Approval of the advisory vote on executive compensation requires the affirmative vote of a majority of the shares present at the meeting in person or by proxy and entitled to vote. For purposes of determining the vote regarding this proposal, abstentions will have the same impact as a no vote.  Unless you specify otherwise in your proxy, the persons you have appointed will vote your shares “For” approval of the above-described resolution.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVES. PROXIES  RECEIVED BY THE BOARD OF DIRECTORS WILL  BE VOTED FOR  THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVES UNLESS  STOCKHOLDERS SPECIFY  IN THEIR  PROXY A  VOTE OF  "AGAINST"  OR "ABSTAIN".

PROPOSAL 3
RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Deloitte & Touche LLP, an independent registered public accounting firm, performed an audit of our consolidated financial statements for the fiscal year ended June 30, 2013 and the effectiveness of our internal control over financial reporting as of June 30, 2013. The Audit Committee has selected Deloitte & Touche, LLP to serve as our independent registered public accounting firm for the current fiscal year, and the committee is presenting this selection to stockholders for ratification. Representatives of Deloitte & Touche are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

If prior to the Annual Meeting Deloitte & Touche LLP declines to act as our independent registered public accountant or the Audit Committee decides not to use Deloitte & Touche LLP as our independent registered public accountant, the Audit Committee will appoint another independent registered public accounting firm. The Audit Committee will present any new independent registered public accounting firm for the stockholders to ratify at the Annual Meeting. If the stockholders do not ratify the engagement of Deloitte & Touche LLP at the Annual Meeting, then the Audit Committee will reconsider its selection of Deloitte & Touche LLP.

To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2014, a majority of the shares present and entitled to vote must vote to approve. For purposes of determining the vote regarding this proposal, abstentions will have the same impact as a no vote. Unless you specify otherwise in your proxy, the persons you have appointed will vote your shares “For” ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2014.

Audit and Non-Audit Fees
The following table presents fees for professional audit services rendered by Deloitte & Touche LLP for the audit of the Company’s annual consolidated financial statements for the fiscal years ended June 30, 2013 and 2012 and reviews of the financial statements included in the Company’s Forms 10-Q for those fiscal years, the audit of the Company’s assessment and effectiveness of internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002, and fees for other services rendered during those periods.

	2013	2012
Audit Fees	$612,567	$645,839
Audit-Related Fees (1)	728,667	528,611
Tax Fees (2)	61,157	134,327
All Other Fees	—	—
Total Fees	$1,402,391	$1,308,777

(1)
Audit-related fees for 2013 and 2012 included the audit of one employee benefit plan, audits performed in accordance with SSAE 16 and review of other SEC filings. SSAE 16 reviews are conducted to evaluate the effectiveness of operational controls in various regulated business operations of the Company, including our data processing service bureaus.

(2)	Tax fees for 2013 and 2012 relate to U.S. federal, state and local tax planning and compliance.
In making its decision to continue to retain Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the next fiscal year, the Audit Committee has considered the above information to ensure that the provision of non-audit services will not negatively impact the maintenance of the firm’s independence.

The Audit Committee has in its Charter expressed its policy governing the engagement of the Company’s independent registered public accounting firm for audit and non-audit services. Under the terms of the Charter, the Audit Committee is required to pre-approve all audit, audit related and non-audit services performed by the Company’s independent registered public accounting firm. All non-audit services for fiscal 2013 were pre-approved by the Audit Committee.

At the beginning of each fiscal year, the Audit Committee reviews with management and the independent registered public accounting firm the types of services that are likely to be required throughout the year. Those services are comprised of four categories: audit services, audit-related services, tax services and all other permissible services. The independent registered public accounting firm provides documentation for each proposed specific service to be provided. At that time, the Audit Committee pre-approves a list of specific services that may be provided within each of these categories, and sets fee limits for each specific service or project. Management is then authorized to engage the independent registered public accounting firm to perform the pre-approved services as needed throughout the year, subject to providing the Audit Committee with regular updates. The Audit Committee reviews all billings submitted by the independent registered public accounting firm on a regular basis to ensure that their services do not exceed pre-defined limits. The Audit Committee or its Chairman reviews and approves in advance, on a case-by-case basis, all other projects, services and fees to be performed by or paid to the independent registered public accounting firm. The Audit Committee also approves in advance any fees for pre-approved services that exceed the pre-established limits, as described above.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED ACCOUNTING FIRM. PROXIES RECEIVED BY THE BOARD OF DIRECTORS WILL BE VOTED FOR THE RATIFICATION UNLESS STOCKHOLDERS SPECIFY IN THEIR PROXY A VOTE OF "AGAINST" OR "ABSTAIN".

STOCKHOLDER PROPOSALS

Stockholders who intend to present proposals for inclusion in the proxy statement and form of proxy for the 2014 Annual Meeting of Stockholders must submit their proposals to the Company’s Secretary on or before June 5, 2014. A stockholder who wishes to nominate a person to serve as a director or wishes to present a proposal at the 2014 Annual Meeting, but who does not request inclusion in the proxy statement, must submit the nomination or proposal to the Company’s Secretary by August 15, 2014. The Company’s bylaws specify requirements for the content of the notice that stockholders must provide.

COST OF SOLICITATION AND PROXIES

Proxy solicitation is being made by mail, although it may also be made by telephone or in person by officers, directors and employees of the Company not specifically engaged or compensated for that purpose. The Company will bear the entire cost of the Annual Meeting, including the cost of preparing, assembling, printing, and mailing the Proxy Statement, the Proxy and any additional materials furnished to stockholders. Copies of the solicitation materials will be furnished to brokerage houses, fiduciaries and custodians for forwarding to the beneficial owners of shares held of record by them and, upon their request, such persons will be reimbursed for their reasonable expenses incurred in completing the mailing to such beneficial owners.

FINANCIAL STATEMENTS

Consolidated financial statements of the Company are contained in the 2013 Annual Report which accompanies this Proxy Statement.

OTHER MATTERS

The Board of Directors knows of no matters that are expected to be presented for consideration at the 2013 Annual Meeting which are not described herein. However, if other matters properly come before the meeting, it is intended that the persons named in the accompanying Proxy will vote thereon in accordance with their best judgment.

By Order of the Board of Directors

/s/ John F. Prim

John F. Prim
Chairman of the Board

Monett, Missouri
October 3, 2013

A copy of the Company’s Annual Report is included herewith. The Company will furnish without charge a copy of its Annual Report on Form 10-K as filed with the Securities and Exchange Commission upon written request directed to Kevin D. Williams, Chief Financial Officer, Jack Henry & Associates, Inc., 663 Highway 60, Post Office Box 807, Monett, Missouri, 65708. The Form 10-K is also available at our investor relations website, www.jackhenry.com/ir/.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on November 13, 2013:
The Proxy Statement and the 2013 Annual Report are available at www.edocumentview.com/JKHY.

[PROXY CARD]
Jack Henry &
Associates, Inc.
IMPORTANT ANNUAL MEETING INFORMATION
Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on November 13, 2013.
Vote by Internet
• Go to www.envisionreports.com/JKHY
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
•Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. ☒
Annual Meeting Proxy Card
IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
A Proposals - The Board of Directors recommends a vote FOR Proposals 1, 2, and 3.

1. Election of Directors	For	Withhold		For	Withhold		For	Withhold
01 - M. Flanigan			02 - W. Brown			03 - M. Shepard

04 - J. Prim			05 - T. Wilson			06 - J. Fiegel

07 - T. Wimsett			08 - L. Kelly

	For	Against	Abstain		For	Against	Abstain
2. To approve the compensation of our named				3. To ratify the selection of the Company's
executive officers.				independent registered public accounting firm.

Note: such other business as may properly come before the meeting or any adjournment thereof.
B Non-Voting Items
Change of Address - Please print new address below.

C Authorized Signatures - This section must be completed for your vote to be counted. - Date and Sign Below
Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) - Please print date below.	Signature 1 - Please keep signature within the box.	Signature 2 - Please keep signature within the box.
/ /

.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
Proxy - Jack Henry & Associates, Inc.
This proxy is Solicited on Behalf of the Board of Directors
The undersigned hereby appoints John F. Prim and Kevin D. Williams as Proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of common stock of Jack Henry & Associates, Inc. held of record by the undersigned on September 19, 2013, at the annual meeting of shareholders to be held on November 13 2013 or any adjournment thereof.
This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR Proposals 1, 2, and 3. In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the meeting.
PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.